FOR IMMEDIATE RELEASE

Cinedigm Expands Non-recourse Credit Facility to $47 Million for Phase 2 Digital Cinema Conversions

Studio Contracts Fund Loan Repayment for 750 Theatre Screens

MORRISTOWN, N.J. and LOS ANGELES, C.A., May 26, 2010 — Cinedigm Digital Cinema Corp. (“Cinedigm”) (NASDAQ: CIDM) today announced its Phase 2 subsidiary has expanded an existing non-recourse $8.9 million credit facility to approximately $47 million.  A previous increase of $2.9 million in the facility along with this new increase of $35 million will be used to fund approximately 750 digital cinema systems with exhibitors under signed deployment agreements.

As is the case with each of Cinedigm’s Phase 1 and Phase 2 loans, this expanded facility is non-recourse to Cinedigm and is structured to be repaid by Virtual Print Fees (VPFs) earned under long term contracts with all major studios.  Cinedigm Digital Cinema Services will oversee the deployment of these systems and manage the installed asset base as it does for all Phase 1 and Phase 2 deployments.

As announced in December of 2008, the original facility funded Phase 2 conversions of Premiere Cinemas’ theatres.  The subsequent increases will fund additional conversions of Premiere Cinemas’ theatres, as well as digital cinema conversions at Movie Tavern, Rave Motion Pictures, and Starplex Cinemas.   These exhibitors have chosen to exclusively use Barco digital cinema projectors for their additional deployments.

Cinedigm’s Phase 2 Digital Cinema subsidiary expects to convert up to 10,000 theatre screens to Cinedigm Certified™ digital cinema systems in its Phase 2 VPF-backed deployment program.  To date it has contracted for and funded in excess of 1,600 screen transitions through both non-recourse facilities and the Cinedigm Exhibitor-Buyer program.  This facility will support the installation of approximately 750 digital cinema systems.

“We are thrilled that this financing has closed and that we can continue the momentum which started late last year.  As more theatres use digital cinema, the opportunity for new revenues opens for Cinedigm.  We distribute and deliver content, provide software and offer advertising services all for digital cinema equipped theatres,” said Bud Mayo, Chairman and Chief Executive Officer of Cinedigm.

Since 2005, Cinedigm has installed more than 4,200 digital cinema systems in theaters across the United States as the market leader in making digital cinema a reality for millions of moviegoers.  Cinedigm created the industry-standard, studio-backed digital cinema deployment program that provides the funding, installation, support, and administration for Cinedigm Certified™ theatres.  The Company’s studio-backed 10,000 screen Phase 2 plan will provide networked, turnkey, digital cinema systems in conformance with DCI specifications, including Cinedigm’s industry standard software and hardware solutions.  The system will also include digital projectors and JPEG 2000 media servers from a variety of vendors whose equipment is designed to meet the DCI specifications as well as a demanding set of performance and reliability requirements Cinedigm developed through its success with the Phase 1 plan.

About Cinedigm

(973) 290-0080	55 Madison Avenue, Morristown, NJ 07960

Cinedigm is the leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers.  The Company is a technology and services integrator that works with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country.  Cinedigm’s digital cinema deployment organization, software, unique combined satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and distribution platform for alternative content such as CineLive® 3-D and 2-D sports and concerts, thematic programming and independent movies provide a complete suite of services required to enable the digital theater conversion. www.cinedigm.com [CIDM-G]

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Contact:

Suzanne Moore
Cinedigm Digital Cinema Corp.
973-290-0056
smoore@cinedigm.com

Devon Nagle
HL Group, representing Cinedigm
(646) 460-8911
dnagle@hlgrp.com